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                                                                     Exhibit 2.8

                          PORTFOLIO PURCHASE AGREEMENT

THIS PORTFOLIO PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 16th day of February 2001, among iPayment Technologies, Inc. (formerly known as creditcards.com, formerly known as Electronic Card Systems, Inc.), a California corporation ("Purchaser") and E-Commerce Exchange, Inc., a Delaware corporation ("Seller") with reference to the following facts:

                                    WITNESSETH:

A. E-Commerce Exchange, LLC, a limited liability company ("ECX"), Purchaser and Humboldt Bank, a California state bank ("Humboldt") entered into a written agreement entitled "Humboldt Bank and Electronic Card Systems, Inc. ISO/MSP and Representative Agreement" executed by ECX and Purchaser on July 27, 1998, and by Humboldt on August 7, 1998 ("Humboldt Agreement"). The Humboldt Agreement was assigned by ECX to Seller on November 4, 1999. Under the Humboldt Agreement, ECX (Seller as assignee of
      ECX) was retained by Purchaser as an independent contractor and non-exclusive sales representative to Purchaser to solicit prospective merchants to apply to Humboldt (through Purchaser) for merchant processing agreements (individually a "Humboldt Merchant Processing Agreement" and collectively the "Humboldt Merchant Processing Agreements") from the merchants (the "Merchants").

B. ECX and Purchaser also entered into a written agreement entitled "Merchant Account and Payment Agreement" made effective November 1, 1998, which was amended by a written agreement entitled "Amendment To Merchant Account and Payment Agreement" made effective June 1, 1999, and as amended to date (collectively the "MAP Agreement"). The Humboldt Agreement is incorporated as part of the MAP Agreement as Attachment A thereto. The MAP Agreement was assigned by ECX to Seller on November 4, 1999. As contemplated under the Humboldt Agreement and pursuant to the terms of the MAP Agreement, Seller submitted merchant applications and merchant processing agreements to Purchaser for said merchants to obtain credit card processing with Humboldt and whereby Seller was to be compensated pursuant to an allocation of the revenue between Seller and Purchaser from the said accounts (individually a "Merchant Account" and collectively the "Merchant Accounts") from the Merchants (the said Merchant Accounts established under the Humboldt Merchant Processing Agreements are hereinafter collectively referred to as the "Portfolio" and are listed on SCHEDULE 1.1 hereto, (the "Portfolio"). A true and correct copy of the MAP Agreement with Attachment A (the "Humboldt Agreement"), as amended to date, is attached hereto as EXHIBIT A and made a part hereof.

C. Seller and ECX have filed suit against Purchaser, Humboldt and Richard Gordon ("Gordon") in the action titled E-Commerce Exchange, Inc. et al. v. iPayment
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      Technologies, Inc. et al., California Superior Court, County of Orange,
      Case number 00CC15548 ("Contract Action") alleging, among other things, breach of the MAP Agreement and Humboldt Agreement. In connection with said Contract Action, counsel for Seller and ECX have granted each of the defendants an extension to February 27, 2001, to respond to the Complaint filed in the Contract Action (the "Current Response Extension Date"). In connection with said Contract Action, counsel for Seller and ECX have filed and served Purchaser with a Notice of Application and Hearing for a Right to Attach Order and Order for Issuance of Writ of Attachment, which is currently set and scheduled for Hearing on February 27, 2001 (the "Current Attach Order Hearing Date").

D. ECX and Purchaser signed a letter agreement dated August 17, 1999, (the "August Letter Agreement") wherein in partial consideration of certain releases by ECX, Purchaser agreed to repay ECX a Seventy Five Thousand Dollar ($75,000.00) deposit paid by ECX relating to a certain Virtual Terminal software license ("License Deposit"). As of the date hereof Fifty Thousand Dollars ($50,000.00) of the License Deposit has not been repaid. A true and correct copy of the August Letter Agreement is attached hereto as EXHIBIT B and made a part hereof.

E. The parties hereto desire on the terms set forth in this Agreement to consummate the transactions set forth hereinbelow, including without limitation thereto, the desire of Seller to sell and assign all of its right, title and interest in the Portfolio to the Purchaser, including, but not limited to, all rights Seller has under the MAP Agreement and Humboldt Agreement to Purchaser, and Purchaser's desire to purchase, all of Seller's right, title and interest in the Portfolio, including, but not limited to, all rights Seller has under the MAP Agreement and Humboldt Agreement; and to provide for the settlement of the claims asserted in, relating to and regarding the Contract Action and to provide for certain releases by the parties to said Contract Action, including the License Deposit, MAP Agreement and Humboldt Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the following mutual, covenants, representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.       Purchase and Sale of Portfolio.

                  1.1. Portfolio. Seller hereby agrees to sell, convey, transfer and assign to Purchaser and Purchaser hereby agrees to purchase, acquire and accept from Seller, upon the terms and conditions of this Agreement, and effective as of the Closing Date, (as that term is hereinafter defined in Section 4.1), all rights, title and interest of every type and nature and wherever situated, real, personal, tangible, intangible or contingent (including without limitation thereto, the "goodwill" associated exclusively with the Merchant Accounts), in the Portfolio and owned by Seller or in which Seller has any

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interest of any type or nature, including, but not limited to, arising from or under the MAP Agreement and/or the Humboldt Agreement.

         2.       Purchase and Release Consideration.

                  2.1 Total Consideration Payment Amount. At the Closing, (as that term is hereinafter defined in Section 4.1), Purchaser shall pay Seller, in immediately available funds as directed by Seller, the sum of Two Million Nine Hundred and Eight Thousand and Five Hundred Dollars ($2,908,500.00) (the "Initial Total Payment Amount"), provided, however, that if the Closing has not been completed by the end of business day on February 28, 2001, then in said event, the Initial Total Payment Amount shall be adjusted (increased) in the amount equal to Four Thousand Five Hundred Dollars ($4,500.00) per day for every day after February 28, 2001 until such Closing shall occur. The Initial Total Payment Amount, as may be adjusted, if any, shall hereinafter be referred to the "Total Payment Amount". At the Closing and the consummation of the transactions contemplated hereunder, the Total Payment Amount will be applied first to the full payment of the any and all amounts due to Seller under the MAP Agreement as of and at the Closing, then the next $50,000 for the repayment of the amount due Seller for the License Deposit, and the remaining balance of the Total Payment Amount will be deemed to be, and will be applied, as the total purchase price (the "Purchase Price") payable (and paid) by Purchaser to Seller for the Portfolio (which include, without limitation thereto, the termination of any amounts that Seller would otherwise be due for future revenue splits under the MAP Agreement).

                  2.2. Deposit. Upon the execution of this Agreement, Purchaser shall pay Seller, the sum of One Hundred Fifty Thousand Dollars ($150,000.00) as an initial deposit (the "Initial Deposit"). If pursuant to and in accordance with the terms of Section 4.1 below, Purchaser elects to extend the Initial Closing Date to the Extended Closing Date (as defined in Section 4.1 and which shall be no later than 11:00 a.m. on March 27, 2001) then in said event the Extended Closing Date Deposit in the sum of $25,000 (as that term is defined in Section 4.1), to be paid by Purchaser under Section 4.1 shall be subject to the provisions set forth below. If the Closing shall be completed on or before March 1, 2001, then in said event, the Initial Deposit shall be credited against the Total Payment Amount payable by Purchaser at the Closing. If the Initial Closing Date is extended to the Extended Closing Date in accordance with the provisions of Section 4.1 below, and the Closing shall be completed on or before March 27, 2001, then in said event, the Initial Deposit and the Extended Closing Date Deposit shall be credited against the Total Payment Amount payable by Purchaser at the Closing. The Initial Deposit and the Extended Closing Date Deposit are each a "Deposit" and collectively are the "Deposits". If the Closing is not consummated by the then applicable scheduled Closing Date, due to a failure or breach by Purchaser, then Seller shall be entitled to keep the Deposits received (and each of them) and Purchaser shall not be entitled to any credit towards the Total Payment Amount for each and all of the Deposits paid to Seller.

         3.       Liabilities.

                  3.1 Liabilities of Seller. From and after the Closing Date, Purchaser

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shall perform and discharge as and when due all obligations arising out of or relating to the ongoing processing of the Portfolio from and after the Closing Date, including, but not limited to, any liability for chargebacks on the Portfolio and any other duties of Purchaser and ECX under the MAP Agreement, except any indemnity obligations of Seller under Section 9 of the Humboldt Agreement. The liabilities to be assumed by Purchaser, as set forth in this
Section 3.1, shall sometimes be referred to herein as the "Assumed Liabilities." It is expressly agreed and understood between Seller and Purchaser, that except for the Assumed Liabilities and Purchaser's obligations and duties under this Agreement, Purchaser is not, and will not assume or be liable for, any debts, obligations or liabilities of Seller of any nature whatsoever, whether direct or indirect, known or unknown, absolute or contingent.

         4.       Pre and Post Closing Matters.

                  4.1      Date of Closing.

                        (a) Subject to the satisfaction or waiver, as appropriate, of the conditions set forth in Sections 8 and 9 below, the exchange of documents and the consummation of the transactions contemplated by this Agreement (the "Closing") shall, except as may be extended by the Purchaser in accordance with the terms and conditions hereinbelow provided, take place at the offices of Seller in Irvine, California, on February 28, 2001, at 11:00 a.m. California time (the "Initial Closing Date"), unless another date, time or place is agreed to in writing by the parties hereto. Purchaser may, elect to extend the Initial Closing Date to a later date which shall be no later than 11:00 a.m. on March 27, 2001, by delivering written notice to Seller, on or before 5:00 p.m. on February 26, 2001, of its election to extend the Initial Closing Date, and designating in such written notice (the "Closing Date Extension Notice") the extended designated date for the Closing (the "Extended Closing Date"), which shall be no later than 11:00 a.m. on March 27, 2001 and concurrent with the delivery of the Closing Date Extension Notice, delivering to Seller, Purchaser's check in the amount of Twenty Five Thousand Dollars ($25,000) (the "Extended Closing Date Deposit") payable to the order of Seller, (which may be post dated to March 1, 2001. The date and time upon which the Closing shall be held as determined pursuant to this Section 4.1 is herein called the "Closing Date."

                  4.2 Delivery of Documents.

                  On the Closing Date:

                        (a) Seller shall execute and deliver to Purchaser such bills of sale, assignments, certificates of title and any and all other instruments of conveyance and transfer as shall be reasonably requested by Purchaser in order to effectively convey and transfer to Purchaser the Portfolio or to evidence such conveyance and transfer, consistent always with the provisions of this Agreement.

                        (b) Seller shall deliver to Purchaser copies, certified by the Secretary or an Assistant Secretary of Seller, of resolutions of the Board of Directors and

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consent of the shareholders of Seller authorizing the execution, delivery and performance by Seller of this Agreement and the Settlement and Release Agreement (in the form of EXHIBIT C hereto) (hereinafter the "Release Agreement"), and the consummation of the transactions contemplated by Seller hereby and thereby.

                        (c) Purchaser shall deliver to Seller copies, certified by the Secretary or an Assistant Secretary of Purchaser, of resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and the Release Agreement and the consummation of the transactions contemplated hereby and thereby.

                        (d) Purchaser and Seller (as well as, ECX, Humboldt and Gordon), shall have executed and delivered to each other the Release Agreement for the Contract Action in the form substantially similar to the EXHIBIT C attached hereto.

                        (e) Seller shall have caused the law firm of Ropes & Gray ("Ropes & Gray") (Seller's counsel of record in the pending action titled OKOUGBO V. LEASECOMM CORPORATION, ET AL., MASSACHUSETTS SUPERIOR COURT, MIDDLESEX COUNTY, CASE NUMBER 00-2757 ("Massachusetts Lawsuit"), pursuant to terms of an engagement letter to be entered into with Seller, Purchaser, ECX and Humboldt, substantially in the form of EXHIBIT D hereto (the "Engagement Letter") to agree to also represent Purchaser and Humboldt, and each of them, in the Massachusetts Lawsuit. The Engagement Letter shall provide that Ropes & Gray will be substituted in or otherwise associated as "lead counsel" and will agree
(i) to look solely to Seller and/or ECX for payment of all fees and costs incurred or due to Ropes & Gray in connection with said representation of Purchaser and Humboldt in the Massachusetts Lawsuit; and (ii) to agree that the law firm of Hale and Dorr, Purchaser's and Humboldt's current counsel of record in the Massachusetts Lawsuit, will continue in a "monitoring capacity" as associated counsel and shall be entitled to participate in (but not control) the defense of the Massachusetts Lawsuit.

                        (f) Purchaser and Seller (as well as Humboldt), shall have executed and delivered to each other the Indemnification Agreement for the Massachusetts Lawsuit in the form attached hereto as EXHIBIT E.

                  4.3      Pre Closing Matters.

                        (a) Seller agrees that after the receipt by Seller of a fully executed original of this Agreement (with attached Exhibits and Schedules) and the payment of the One Hundred Fifty Thousand Dollars ($150,000.00) Initial Deposit pursuant to Section 2.1 above that it will (and it will cause ECX to) instruct and cause their counsel of record in the Contract Action, to:

                              (i) By no later than 3:00 p.m. (Pacific Time) on
February 20, 2001, grant Purchaser, Humboldt and Gordon, and each of them, an additional extension of time, in writing, to respond to the Complaint filed in the Contract

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Action, which extension shall expire no sooner than close of business on March
21, 2001 and to have forwarded to counsel for Purchaser (and if required, to counsel for Humboldt and Gordon) a signed written Stipulation to continue the scheduled Current Attach Order Hearing Date to a date which shall be no sooner than March 21, 2001 and to cause said Stipulation to be promptly (after signature by all required parties/counsel) filed with the Court. If said Stipulation is not approved by the Court, then Seller and ECX shall take the Application and Request for Hearing "off calendar", without prejudice.

                        (b) Seller agrees that if the Closing is extended to the Extended Closing Date in accordance with the terms of Section 4.1 above, that it will (and it will cause ECX to) instruct and cause their counsel of record in the Contract Action, to:

                              (i) By no later than 3:00 p.m. (Pacific Time) on
March 12, 2001, grant Purchaser, Humboldt and Gordon, and each of them, an additional extension of time, in writing, to respond to the Complaint filed in the Contract Action, which extension shall expire no sooner than close of business on April 11, 2001 and to have forwarded to counsel for Purchaser (and if required, to counsel for Humboldt and Gordon) a signed written Stipulation to further continue the then scheduled Attach Order Hearing Date to a date which shall be no sooner than April 11, 2001 and to cause said Stipulation to be promptly (after signature by all required parties/counsel) filed with the Court. If said Stipulation is not approved by the Court, then Seller and ECX shall take the Application and Request for Hearing "off calendar", without prejudice.

         5. Representations and Warranties of Seller. Seller represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, the following:

                  5.1 Due Incorporation. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own its properties and to carry on its business as now owned and operated.

                  5.2 Authorization. Seller has all the necessary corporate power, capacity and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated on the part of Seller hereby. This Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all necessary action of Seller. This Agreement and all other agreements and instruments to be executed by Seller in connection herewith, together with all other documents to be executed in connection herewith or therewith (the "Transaction Documents") have been (or upon execution will have been) duly executed and delivered by Seller and upon execution and delivery by Seller will constitute a legal valid and binding agreement and obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights, and
(ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any such agreement is sought to be enforced in a proceeding at law or in equity) (collectively the

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"Bankruptcy Exception"). No further action is required to be taken by Seller, nor is it necessary for Seller to obtain any action, approval or consent by or from any governmental authority, or third party, to enable it to enter into or perform its obligations under this Agreement, (except that the execution of the Release Agreement, Engagement Letter, the documents for the consent of the shareholders required under section 4.2(b) and Indemnification Agreement require certain third parties to agree to the terms thereof and to execute the respective documents). The signatories executing this Agreement and the Transaction Documents on behalf of Seller have all requisite power and authority to execute and deliver such documents.

                  5.3      The Portfolio and Assumed Liabilities.

                        (a) Title to and Adequacy of Portfolio. At the Closing, Seller will convey and transfer to Purchaser good, complete and marketable title to all of the Portfolio, free and clear of any and all restrictions and conditions on transfer or assignment, and free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, conditional sale contracts and any other adverse interests, except as owned by Humboldt Bank, Visa, MasterCard or any third parties with an interest pursuant to contractual relationships solely between such other third parties and Purchaser. No actions, proceedings or transactions have been commenced or undertaken by Seller which give or would give rights to any person, other than Purchaser, in any of the Portfolio or interfere with the consummation of the transactions contemplated by this Agreement. To the best of Seller's actual knowledge, no actions, proceedings or transactions have been commenced or undertaken against Seller which give or would give rights to any person, other than Purchaser, in any of the Portfolio or interfere with the consummation of the transactions contemplated by this Agreement. The delivery to Purchaser of a bill of sale will vest good and marketable title to the Portfolio in Purchaser, free and clear of any and all restrictions and conditions on transfer or assignment, and free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, conditional sale contracts and any other adverse interests, except for those owned by Humboldt Bank, Visa, MasterCard or any third parties with an interest pursuant to contractual relationships solely between such other third parties and Purchaser.

                  5.4 No Conflict. The execution, delivery and performance by Seller and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents of Seller; (ii) require the approval or consent of any third party (except that the execution of the Release Agreement, Engagement Letter, the documents for the consent of the shareholders required under section 4.2(b) and Indemnification Agreement require certain third parties to agree to the terms thereof and to execute the respective documents); (iii) result in a breach or constitute a default or an event that, with notice or lapse of time, or both, would be a default, breach or violation of any contract; (ii) result in the termination of any contract, except for the MAP Agreement and the Humboldt Agreement as contemplated herein and on subject to the survival provisions in the MAP Agreement and the Humboldt Agreement, or the acceleration of the maturity of any indebtedness or other obligation of

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Seller; (iii) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of Seller, including without limitation, on any of the Portfolio; or (iv) violate any provision or requirement of any domestic or foreign, national state or local law, statute, judgment order, writ, injunction, decree, award, rule, or regulation of any arbitrator or court, state, local or foreign government agency, regulatory body, other governmental authority or any department board, commission, bureau or instrumentation of any of the foregoing (each of the foregoing hereafter referred to as a "Governmental Entity") applicable to Seller or its business or by which any of the Portfolio is bound.

                  5.5 Certain Material Contracts and Material Merchant Accounts.

                        (a) Attached hereto as SCHEDULE 5.5(A) is a true and correct list of each Contract, except for the MAP Agreement and Humboldt Agreement (each a "Material Contract" and collectively, the "Material Contracts") (i) under which Seller or any Affiliate (as that term is defined below) of Seller is/are a party to or bound by that relates to the Portfolio, the Merchants or the Merchant Accounts and which the consequences of a default by Seller, or a cancellation or termination could reasonably be a "Material Adverse Change" (as that term is defined below). For purposes of this Agreement, "Affiliate" shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). For purposes of this Agreement, a "Material Adverse Change" shall mean any event, circumstance, condition, development, or occurrence causing, resulting, in having, or that could reasonably be expected to have, a material adverse effect on the Merchant Accounts or the Portfolio or Purchaser's ability to own, operate or obtain the financial benefit of the Portfolio.

                        (b) Seller has fulfilled all material obligations required pursuant to each Material Contract to have been performed by Seller on its part prior to the date hereof and no default exists under any Material Contract.

                        (c) Attached hereto as SCHEDULE 5.5(C) are fifty (50) Specifically listed Merchants along with their respective Merchant Accounts that had transactions in the month of January 2001 and which comprise part of the Portfolio (each a "Material Merchant" and collectively, the "Material Merchants"). To the best of Seller's knowledge (after reasonable and due inquiry of its officers and operational managers), no Material Merchant intends to cancel or terminate its Merchant Account, whether as a result of the transactions contemplated by this Agreement or otherwise.

         5.7 Brokers' Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated.

         5.8 Seller's Representations and Warranties. None of the representations and warranties of Seller or other information provided and to be provided by Seller to Purchaser in this Agreement, the Schedules or exhibits hereto, or in the Transaction Documents contains or will contain any untrue statement of a material fact or

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omits or will omit to state any material fact necessary to make the information contained therein, in light of the circumstances in which they are made, not false or misleading.

         6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following:

                  6.1 Due Incorporation of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has full power and authority to own its properties and to carry on its business as now owned and operated.

                  6.2 Authorization of Purchaser. Purchaser has all the necessary corporate power, capacity and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated on the part of Purchaser hereby. This Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary action of Purchaser. This Agreement and the Transaction Documents have been (or upon execution will have been) duly executed and delivered by Purchaser and upon execution and delivery by Purchaser will constitute a legal valid and binding agreement and obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Bankruptcy Exception. No further action is required to be taken by Purchaser, nor is it necessary for Purchaser to obtain any action, approval or consent by or from any governmental authority, or third party, to enable it to enter into or perform its obligations under this Agreement, (except that the execution of the Release Agreement, Engagement Letter and Indemnification Agreement require certain third parties to agree to the terms thereof and to execute the respective documents). The signatories executing this Agreement and the Transaction Documents on behalf of Purchaser have all requisite power and authority to execute and deliver such documents.

                  6.3 No Conflict. The execution and delivery of this Agreement by Purchaser and the performance of its obligations hereunder:

                        (a) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the charter documents of Purchaser, or any note, debt instrument, security instrument or other contract, agreement or commitment binding upon Purchaser or its assets or properties;

                        (b) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of Purchaser, except for those that may arise after the Closing or as contemplated by this Agreement; and

                        (c) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Purchaser or its assets or properties.

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                  6.4 Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

                  6.5 Purchaser's Representations and Warranties. None of the representations and warranties of Purchaser or other information provided and to be provided by Purchaser to Seller in this Agreement, the Schedules or exhibits hereto, or in the Transaction Documents contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the information contained therein, in light of the circumstances in which they are made, not false or misleading.

         7.       Covenants and Other Agreements.

                  7.1 Best Efforts and Fulfillment of Conditions and Covenants. No party shall take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein to consummate and make effective the transactions contemplated herein.

                  7.2 Further Assurances. From and after the date of this Agreement, each party shall perform all reasonable acts, execute all documents and do all things reasonably requested by the other parties in order to perfect the transfer of title to Purchaser of ownership of the Portfolio, consistent with the provisions of this Agreement, or as may be reasonably necessary or appropriate to otherwise consummate and carry into effect the transactions contemplated by this Agreement.

                  7.3 Press Releases. No party will issue or authorize to be issued any press release, statement to the public or to its employees generally (excluding employees on a "need to know basis") or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other party, which approval shall be given in order to allow compliance with the disclosure requirements of applicable securities laws.

                  7.4 Expenses. Except as provided in Section 12.8, each party shall bear its own expenses related to the transactions contemplated by this Agreement (including legal, accounting or other professional expenses), whether or not such transactions are consummated.

                  7.5 Notices of Changes. The parties hereto will promptly notify the other parties in writing of any event occurring after the date of this Agreement which would render any of its representations or warranties contained herein, if made on or as of

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the date of such event or as of the Closing Date, except for representations and warranties applicable solely to specified date(s), untrue or inaccurate.

                  7.6 Contract Cancellations. Seller and Purchaser agree that, except for the indemnity provisions in Section 9 of the Humboldt Agreement which shall survive termination, the MAP Agreement and the Humboldt Agreement are cancelled and terminated effective the Closing Date subject to the consummation of all transactions contemplated under this Agreement.

          8. Conditions Precedent to Purchaser's Obligation to Close. The obligations of Purchaser to enter into and complete the Closing under this Agreement are subject, at its option, to the fulfillment at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Purchaser:

                  8.1 Representations and Warranties. The representations and warranties of Seller contained in this Agreement, or in any writing delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any of such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring or arising after the date hereof in the ordinary course of business, none of which shall be, individually or in the aggregate, materially adverse or constitute a Material Adverse Change and at the Closing, Seller shall have delivered to Purchaser a certificate to such effect signed by an officer of Seller.

                  8.2 Performance by Seller. Seller shall have materially performed and complied with all of the terms, covenants, agreements, conditions, undertakings and commitments of this Agreement to be performed or complied with by Seller at or prior to the Closing Date.

                  8.3 Absence of Litigation. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body or any person or governmental agency or body to restrain or prevent Seller or Purchaser from carrying out the transactions contemplated hereby.

                  8.4 Consents and Approvals. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and to permit Purchaser to acquire all of the Portfolio pursuant hereto, without thereby violating any laws, government regulations or contracts, shall have been obtained.

                   8.5 Settlement Agreement and Release. Purchaser, Seller, Humboldt, ECX and Gordon shall have fully executed and delivered the Release Agreement in the form of in the form substantially similar to the attached EXHIBIT C hereto.

                  8.6 Ropes Engagement Letter. Purchaser, Seller, Humboldt, and ECX shall all have received the Engagement Letter provided for in Section 4.2
(e) above and shall executed and delivered the Engagement Letter to Ropes and Gray.

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
                  8.7 Indemnification Agreement. Purchaser, Seller and Humboldt shall have executed and delivered to each other the Indemnification Agreement for the Massachusetts Lawsuit in the form substantially similar to the attached EXHIBIT E hereto.

         9. Conditions Precedent to Seller's Obligations to Close. The obligations of Seller to enter into and complete the Closing under this Agreement are subject, at its option, to the fulfillment at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:

                  9.1 Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement, or in any writing delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any of such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring or arising after the date hereof in the ordinary course of business, none of which shall be, individually or in the aggregate, materially adverse or constitute a Material Adverse Change and at the Closing, Purchaser shall have delivered to Seller a certificate to such effect signed by an officer of Purchaser.

                  9.2 Performance by Purchaser. Purchaser shall have materially performed and complied with all of the terms, covenants, agreements, conditions, undertakings and commitments of this Agreement to be performed or complied with by Purchaser at or prior to the Closing Date.

                  9.3 Absence of Litigation. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body by any person or governmental agency or body to restrain or prevent Purchaser from carrying out the transactions contemplated hereby.

                  9.4 Consents and Approvals. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and to permit Purchaser to acquire all of the Portfolio pursuant hereto, without thereby violating any laws, government regulations or agreements, shall have been obtained.

                    9.5 Settlement Agreement and Release. Purchaser, Seller, Humboldt, ECX and Gordon shall all have fully executed and delivered the Release Agreement in the form of in the form substantially similar to the attached EXHIBIT C hereto.

                  9.6 Ropes Engagement Letter. Purchaser, Seller, Humboldt, and ECX shall all have received the Engagement Letter provided for in Section 4.2
(e) above and shall executed and delivered the Engagement Letter to Ropes and Gray.

                  9.7 Indemnification Agreement. Purchaser, Seller and Humboldt shall have executed and delivered to each other the Indemnification Agreement for the Massachusetts Lawsuit in the form substantially similar to the attached EXHIBIT E hereto.

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
10.      Indemnification.

                  10.1 Purchaser. Purchaser hereby agrees to indemnify and hold harmless from and against, and to promptly defend Seller from and reimburse Seller, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including without limitation, reasonable attorneys' fees and other legal costs and expenses) which Seller may at any time suffer or incur, or become subject to, as a result or by reason of (a) any breach of this Agreement or the Transaction Documents by Purchaser, (b) the untruth or inaccuracy of any representation or warranty of Purchaser set forth herein or therein, or (c) arising out of, or concerning, whether directly or indirectly, the obligations arising out of or relating to the ongoing processing of the Portfolio, including but not limited to, any liability for chargebacks on the Portfolio for transactions before or after the Closing and any other duties of Purchaser and ECX under the MAP Agreement and the Humboldt Merchant Processing Agreements for the Merchants in the Portfolio or any other matter relating to the Portfolio, however, expressly excepting therefrom, those that are subject to the indemnity obligations of Seller under Section 9 of the Humboldt Agreement, which indemnity obligations of Seller under Section 9 of the Humboldt Agreement shall prevail to the extent of any inconsistency with the Purchaser indemnification obligations herein. The parties hereto acknowledge and agree that nothing contained herein or elsewhere in this Agreement is intended to nor does it effect the indemnification provisions and terms set forth in Section 9 of the Humboldt Agreement, which shall survive the execution and Closing of the transactions contemplated under this Agreement.

                  10.2 Seller. Seller hereby agrees to indemnify and hold Purchaser harmless from and against, and to promptly defend Purchaser from and reimburse Purchaser for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including without limitation, reasonable attorneys fees and other legal costs and expenses) which Purchaser may at any time suffer or incur, or become subject to, as a result or by reason of (a) any breach of this Agreement or the Transaction Documents by Seller; or
(b) the untruth or inaccuracy of any representation or warranty of Seller set forth herein or therein. The parties agree that the obligation of Seller to indemnify Purchaser hereunder will be limited in the aggregate to the Purchase Price. The parties hereto further acknowledge and agree that nothing contained herein or elsewhere in this Agreement is intended to nor does it effect the indemnification provisions and terms set forth in Section 9 of the Humboldt Agreement, which shall survive the execution and Closing of the transactions contemplated under this Agreement.

                  10.3 Claims. If a claim is made against a party (the "Indemnitor") pursuant to Section 10.1 or 10.2 of this Agreement, notice shall be promptly given by the party so claiming indemnity (the "Indemnitee") to the Indemnitor and, if the Indemnitor promptly notifies the Indemnitee that the claim is to be contested and provides the Indemnitee written assurance of the full indemnification of Indemnitee, the Indemnitor shall have the right to control all settlements (unless the Indemnitee agrees to assume the costs of settlement) and to select legal counsel (reasonably satisfactory to the Indemnitee) to defend any and all such claims at the sole cost and expense of the Indemnitor. The Indemnitee may select counsel to participate in any defense, in which event the fees and expenses of Indemnitee's counsel shall be entirely borne by the Indemnitee. The parties shall cooperate with each other and provide each other with access to relevant books and records in their possession as may be reasonably necessary or appropriate with respect to any claim made pursuant to this Section 10.

                  10.4 Massachusetts Lawsuit. Subject to and conditioned on the Closing of the transactions contemplated in this Agreement, and notwithstanding any provisions to the contrary contained elsewhere in this Agreement, Seller hereby agrees to and shall indemnify, defend and hold harmless Purchaser and Humboldt in respect of any and all claims, losses, damages, liabilities, settlement cost, including, for any legal, accounting and other expenses for investigating or defending, arising out of or based upon the "agency" claims asserted against Purchaser and Humboldt in Count IX of the complaint in the Massachusetts Lawsuit, that arise out of or are based upon the acts, conduct, actions or matters alleged in the Massachusetts Lawsuit related to or against Seller and/or ECX, ("Losses") incurred by Purchaser and/or Humboldt. Notwithstanding any terms above to the contrary, Seller's indemnity obligations for such legal expenses of Purchaser and/or Humboldt for the Massachusetts Lawsuit shall not include those incurred by Purchaser and/or Humboldt prior to the Closing Date, or incurred after the Closing Date, for so long as Purchaser and Humboldt are represented by Ropes & Gray pursuant to and as contemplated under the Engagement Letter and as expressly set forth in Section 4.2 (e) above, or under the Indemnification Agreement or in this Section 10.4 below. Subject to the foregoing, Seller hereby agrees that pursuant to the indemnification provisions of Section 9 of the Humboldt Agreement, the provisions of the Indemnification Agreement, and the provisions of Section 4.2 (e) hereinabove, that Seller from and after the Closing, shall assume the defense of Purchaser and Humboldt in the Massachusetts Lawsuit, and through Ropes & Gray as "lead counsel" will control the conduct of the defense or settlement of the claims and proceedings in the Massachusetts Lawsuit. The parties agree, that after Ropes & Gray becomes counsel of record for Purchaser and Humboldt, and for so long as Purchaser and Humboldt are represented by Ropes & Gray pursuant to and as contemplated under the Engagement Letter and as expressly set forth in Section
4.2 (e) above, Seller will not be liable to Purchaser and/or Humboldt for any legal or other expenses subsequently incurred by Purchaser and/or Humboldt in connection with the defense, conduct or settlement of the Massachusetts Lawsuit, If Ropes & Gray advises Seller, Purchaser and Humboldt, in writing, that an actual conflict of interest exists between Seller on the one hand, and Purchaser and Humboldt on the other hand, that requires that it withdraw as counsel for Purchaser and Humboldt, then, unless otherwise agreed to. Purchaser and Humboldt shall thereafter be fully entitled to defend and be represented by its own counsel, in such manner as it/they may deem appropriate, and shall have the right to assert any claims it/they may have, against Seller (and/or ECX) including, without limitation thereto, pursuant to the indemnification provisions of Section 9 of the Humboldt Agreement, to the fullest extent permitted at law, which rights are expressly reserved by Purchaser and Humboldt. Seller and Purchaser shall use their best efforts to obtain the agreement of Ropes & Gray, ECX and Humboldt to provisions of Section 4.2(e) above, including their execution of the Engagement Letter, and to use their best efforts to obtain the execution of the Indemnification Agreement by Humboldt consistent with the provisions of this Section 10.4 and to otherwise take all reasonable and to otherwise take all reasonable acts, execute all documents and do all things reasonably necessary or appropriate to otherwise carry into effect the transactions contemplated under Sections 4.2(e) and (f) above and this Section 10.4 of this Agreement.

         11. Non-Solicitation. Seller agrees that from and after the execution and delivery of this Agreement and from and after the Closing, that without Purchaser's prior written consent (which consent may be withheld in Purchaser's sole and absolute discretion), Seller shall not, directly or indirectly, knowingly cause or knowingly permit any of its employees, agents, principals, Affiliates, subsidiaries or any other person or entity with whom it has the right by contract (i) to interfere with, disrupt, or attempt to interfere with or disrupt, any past, present or prospective business relationship of Purchaser or Humboldt, contractual or otherwise, related to or arising from the Portfolio, the Merchant Accounts or the Merchants, including, without limitation, the ability of Purchaser to own, operate or obtain the financial benefit of the Portfolio, including without limitation thereto, to maintain the Merchant Account and goodwill associated therewith and to receive the revenue from the Portfolio as contemplated herein; or (ii) solicit any Merchant or otherwise cause any Merchant in the Portfolio to terminate or cancel its existing Merchant Account and its credit card processing under the existing Merchant Processing Agreement included as part of the Portfolio by Purchaser. This Section 11 shall survive the Closing and shall apply for three (3) years following the Closing Date. Seller shall be afforded a reasonable opportunity to cure an inadvertent breach of this Section 11 and to implement controls to prevent a future inadvertent breach of this Section 11 after written notice of such breach from Purchaser, provided, however, that such right to cure shall not be deemed a waiver of any rights or remedies for any future breach or for actual damages for such breach. Notwithstanding the forgoing provisions in this Section 11 above of this Agreement, commencing from and after six (6) months after the Closing Date, if, without any action or conduct, direct or indirect, by Seller or any Affiliate of Seller, or any of their employees, agents, principals, Affiliates, or subsidiaries, any Merchant(s) initiates, a request that its credit card processing services be moved from Purchaser and/or Humboldt under the Merchant Agreement then any such involvement by Seller in moving such a Merchant from Purchaser and/or Humboldt under the Merchant Agreement shall not be a violation of this Section 11 or any other part of this Agreement, provided that Seller gives written notice to Purchaser, within ten (10) calendar days after such request, that such Merchant(s) has made such an unsolicited request, and stating the date first requested and the manner so made ( i.e., via written request, telephonic, email, etc.) Notwithstanding any provision in this Agreement, Seller shall be entitled to forward cancellations it receives from Merchants to Purchaser without it being a violation of this Section 11 or any other provision on this Agreement. Notwithstanding any provision in this Agreement, Seller shall have the right to contact and market products (other than merchant accounts) to the Merchants in the Portfolio. Notwithstanding any provision in this Agreement, Seller has identified 23 Merchants from the State of Vermont that may be canceling their merchant accounts (as set forth on the attached SCHEDULE 11 hereto) and any cancellation by such Merchants set forth on

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
SCHEDULE 11 shall not be a violation any provision of this Agreement.

         12.      Miscellaneous Provisions.

                  12.1 Survival. All representations, warranties, covenants, conditions, commitments, undertakings and agreements of any of the parties hereto made in this Agreement or in any certificate or document delivered pursuant hereto shall survive the execution and delivery hereof and the Closing hereunder and any investigation made by any party.

                  12.2 Notices. All notices, requests, demands and other communications hereunder, to the parties, their successors in interest or their assignees shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally;
(b) by overnight delivery with a nationally known overnight carrier (such as Federal Express), upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, postage prepaid, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or to or at such other addresses as the parties may designate by written notice in accordance with this SECTION 12.2:

         If to Purchaser:              iPayment Technologies, Inc.
                                       9200 Sunset Boulevard
                                       Los Angeles, California 90069
                                       Fax - (310) 786-2714
                                       Attn:   Chief Executive Officer

         If to Seller:                 E-Commerce Exchange, Inc.
                                       1 Mauchly, Suite B
                                       Irvine, California 92618
                                       Fax- (949) 450-8868
                                       Attn:    Chief Executive Officer

                  12.3 Entire Agreement. This Agreement, including the schedules and exhibits hereto, contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersedes all prior negotiations, agreements and undertakings, if any, including the previously executed letter of intent relating to the transactions contemplated (which shall be of no force or effect whatsoever).

                  12.4 Amendment, Waiver. This Agreement may be amended only by written agreement of all of the parties hereto. The failure of any of the parties to this Agreement to require the performance of term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.

                  12.5 Enforceability. The invalidity or unenforceability of any portion of

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
this Agreement shall not render the remainder hereof invalid or unenforceable.

                  12.6 Counterparts. This Agreement may be executed in two or more counterparts, including via fax, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  12.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  12.8 Attorneys' Fees. In any action, litigation or proceeding (collectively, "Action") between the parties arising out of or in relation to this Agreement, the prevailing party in such Action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such Action will be prosecuted to final judgment, such party's costs and expenses, including reasonable attorneys' fees.

                  12.9 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws. Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained, heard and decided in Orange County, California.

                  12.10 Assignment. Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process or otherwise) by any party to any person or entity without the prior written consent of the other party. Any attempt to assign this Agreement without such consent shall be void and, at the option of the party whose consent is required, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

                  12.11 Successors. Subject to Section 12.10, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, personal representatives, successors and permitted assigns.

             [THE REMAINDER OF THE PAGE IS INTENTIONALLY LEFT BLANK]

                  12.12 Miscellaneous. The recitals and all exhibits, schedules and other attachments to this Agreement are fully incorporated into this Agreement by reference. Unless expressly set forth otherwise, all references herein to a "day", "month" or "year" shall be deemed to be a reference to a calendar day, month or year, as the case may be. All cross-references herein shall refer to provisions within this Agreement and shall not be deemed to be references to the overall transaction or to any other agreement or document. Time is of the essence in the performance of this Agreement.

                  IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE DULY EXECUTED AS OF THE DAY AND YEAR FIRST ABOVE WRITTEN.

"PURCHASER"                             "SELLER"


iPAYMENT TECHNOLOGIES, INC.,            E-COMMERCE EXCHANGE, INC.,
a California corporation                a Delaware corporation


By:  /s/ Carl Grimstad                  By  /s/ Paul Rianda
     -----------------                      ---------------
         Carl Grimstad                  Title: COO and General Counsel
Title: President

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